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                                                                     Exhibit 4.4



                             BIZNESSONLINE.COM, INC.
                            INVESTOR RIGHTS AGREEMENT

      THIS INVESTOR RIGHTS AGREEMENT (this "AGREEMENT") is made and entered into as of December 31, 2001 by and among BiznessOnline.com, Inc., a Delaware corporation (the "COMPANY"), the investors identified in the Investor Schedule attached hereto as SCHEDULE 1 (the "INVESTOR SCHEDULE") (and each such person or entity listed on the Investor Schedule being sometimes referred to herein individually as an "INVESTOR" and collectively as the "INVESTORS"), and the principal stockholders identified on SCHEDULE 2 attached hereto (the "PRINCIPAL STOCKHOLDERS").

                                   WITNESSETH:

         WHEREAS, the parties hereto desire to set forth their mutual agreement regarding various matters relating to the Company, including certain restrictions with respect to the transfer and ownership of shares of the Company's capital stock, corporate governance and certain other matters.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Capitalized terms used, but not defined, herein have the meanings ascribed thereto in the Preferred Stock and Warrant Purchase Agreement, dated as of December 31, 2001, between the Company and the Purchaser (as defined therein), as amended, restated or otherwise modified from time to time (the "Purchase Agreement"). As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first-named Person. A Person shall be deemed to "control" another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each member, manager, partner, director and/or senior executive of such Person or any Affiliate thereof; and (b) any immediate family member of such Person or any Affiliate thereof; and (c) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary. Notwithstanding the foregoing, the Investors shall not be deemed to be an Affiliate of the Company or any Affiliate thereof.

         "Blue Sky Application" has the meaning set forth in Section 3.8(a) of this Agreement.

         "Board" means the Board of Directors of the Company, as constituted from time to time.

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         "Commission" means the United States Securities and Exchange
Commission, or any successor agency thereto.

         "Common Stock" means the voting common stock of the Company, par value $0.01 per share.

         "Company Notice" has the meaning set forth in Section 2.3 of this Agreement.

         "Co-Sale Shares" means the shares of capital stock of the Company proposed to be Transferred to a Third Party subject to Section 4.1(a) of this Agreement.

         "Co-Seller" has the meaning set forth in Section 4.1(c) of this Agreement.

         "Election Notice" has the meaning set forth in Section 4.1(c) of this Agreement.

         "Employee Options" means options granted to the officers, directors and employees of the Company pursuant to any stock option plans that are approved by the Board of Directors of the Company.

         "Exchange Act" has the meaning set forth in Section 3.10(b) of this Agreement.

         "Executive Committee" has the meaning set forth in Section 6.5(b) of this Agreement.

         "Exercise Notice" has the meaning set forth in Section 2.3 of this Agreement.

         "Exempt ROFR Transfers" has the meaning set forth in Section 5.1(g) of this Agreement.

         "Fully-Diluted Basis" means, when referring to the computation of a percentage of one or more classes of securities held by an Investor, a fraction
(x) the numerator of which is the number of shares of one or more classes of securities that would be held by such Investor after giving effect to the full exercise of any options or warrants and the full conversion or exchange of any convertible or exchangeable securities held by such Investor, whether or not such warrants, options or convertible or exchangeable securities are then exercisable or convertible or exchangeable, as the case may be, and (y) the denominator of which is the aggregate number of shares of the Company that would be outstanding after giving full effect to the full exercise of all warrants or options and the full conversion or exchange of any convertible or exchangeable securities, whether or not such warrants, options or convertible or exchangeable securities are then exercisable.

         "Independent Appraiser" means a Person who (a) is a nationally recognized investment banking or appraisal firm, (b) is qualified in the valuation of businesses, transactions and securities of the general type being analyzed, and (c) does not and whose Affiliates do not have a material direct or material indirect financial interest in the Company or in the Investors or Principal Stockholders.

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         "Investor" has the meaning set forth in the preamble to this Agreement.

         "Investor Remaining Shares" has the meaning set forth in Section 5.1(a) of this Agreement.

         "Investor Shortfall" has the meaning set forth in Section 5.1(a) of this Agreement.

         "MCG" means MCG Finance Corporation, a Delaware corporation, and its successors, assigns, pledgees and transferees.

         "New Securities" has the meaning set forth in Section 2.2 of this Agreement.

         "Notice of Transfer" has the meaning set forth in Section 4.1(b) of this Agreement.

         "Notice Period" has the meaning set forth in Section 5.1(c) of this Agreement

         "Offer Period" has the meaning set forth in Section 2.3 of this Agreement.

         "Offered Price" means the consideration offered by the Proposed Transferee pursuant to Section 5.1(b) of this Agreement.

         "Offered Securities" means the Common Stock, Restricted Stock or Preferred Stock to be transferred pursuant to Section 5.1(b) of this Agreement.

         "Permitted Transfer" means any Transfer of shares of capital stock held by a Principal Stockholder transferred pursuant to the procedures set forth in Sections 4 and 5 of this Agreement and pursuant to applicable law.

         "Permitted Transferee" has the meaning set forth in Section 3.2 of this Agreement.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, estate, limited liability partnership, joint stock company, unincorporated organization or any agency or political subdivision thereof.

         "Piggyback Holders" has the meaning set forth in Section 3.4 of this Agreement.

         "Preferred Designee" has the meaning set forth in Section 6.1(b) of this Agreement.

         "Preferred Stock" means the Senior Preferred Stock of the Company held by the Investors.

         "Principal Remaining Shares" has the meaning set forth in Section 5.1(a) of this Agreement.

         "Principal Selling Party" has the meaning set forth in Section 5.1(a) of this Agreement.

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         "Principal Stockholder" has the meaning set forth in the preamble to this Agreement.

         "Proposed Transferee" has the meaning set forth in Section 5.1(b) of this Agreement.

         "Pro Rata Share" means the ratio of Common Stock of the Company held by such Investor (including shares of Common Stock issuable upon exercise of Warrants held by the Investor) on a Fully-Diluted Basis to the total number of shares of Common Stock outstanding on a Fully-Diluted Basis, not including Employee Options.

         "Purchase Offeror" has the meaning set forth in Section 4.1(b) of this Agreement.

         "Purchase Option" has the meaning set forth in Section 5.1(c) of this Agreement.

         "Purchase Price" has the meaning set forth in Section 5.1(d) of this Agreement.

         "Purchasing Holders" means the Investors who elect to purchase the Offered Securities pursuant to Section 5.1(e) of this Agreement.

         "Registration Expenses" means all expenses incurred by the Company or any holder in connection with complying with, or effecting a registration of securities pursuant to, Sections 3.3, 3.4, 3.5 and 3.6 of this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees in connection with the registration of Restricted Stock, fees of the National Association of Securities Dealers, Inc., transfer taxes incurred by the Company, fees and expenses of one special counsel for the selling holders of Restricted Stock, fees of transfer agents and registrars, costs of any insurance which might be obtained, but excluding any Selling Expenses.

         "Registration Statements" has the meaning set forth in Section 3.5(b) of this Agreement.

         "Remaining Shares" has the meaning set forth in Section 5.1(f) of this Agreement.

         "Requesting Holders" means the holders of not less than twenty-five percent (25%) of the shares of Common Stock issued or issuable upon exercise of the Warrants or the holders of Restricted Stock, the offering price to the public of which such holders reasonably conclude shall be at least $1,000,000.

         "Restricted Stock" has the meaning set forth in Section 3.3(b) of this Agreement.

         "Right of First Refusal" has the meaning set forth in Section 5.1(a) of this Agreement.

         "Sale Agreement" has the meaning set forth in Section 4.1(d) of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

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         "Seller" has the meaning set forth in Section 4.1(b) of this Agreement.

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the Restricted Stock registered by the holders.

         "Selling Party " has the meaning set forth in Section 5.1(a) of this Agreement.

         "Stockholder Shortfall" has the meaning set forth in Section 5.1(a) of this Agreement.

         "Suspension Event" has the meaning set forth in Section 3.5(b) of this Agreement.

         "Tag-Along Shares" has the meaning set forth in Section 4.1(c) of this Agreement.

         "Third Party" has the meaning set forth in Section 4.1A of this Agreement.

         "Transfer" (including with correlative meaning the terms "Transferred", "Transferee" and "Transferor") means any transfer, sale, assignment, pledge, encumbrance or other disposal by any other means.

         "Transfer Notice" has the meaning set forth in Section 5.1(b) of this Agreement.

                                   ARTICLE II

                                PREEMPTIVE RIGHTS

         2.1 PREEMPTIVE RIGHTS. The Company hereby grants to each Investor the preemptive right to purchase its Pro Rata Share of any New Securities which the Company may, from time to time, propose to issue and sell, and to purchase its Pro Rata Share of the New Securities allocable to any other person or entity holding preemptive rights who does not exercise in full such preemptive rights. For purposes of this Section 2.1, an Investor's Pro Rata Share shall be calculated immediately prior to the issuance of the New Securities.

         2.2 DEFINITION OF NEW SECURITIES. Except as set forth below, "NEW SECURITIES" shall mean any shares of capital stock of the Company or any rights, options, warrants or securities exercisable for or convertible into or exchangeable for shares of capital stock of the Company, whether or not now authorized or exercisable. Notwithstanding the foregoing, "NEW SECURITIES" does not include: (i) capital stock, or rights, options or warrants to purchase shares of capital stock, issued or issuable to employees, consultants, officers or directors of the Company pursuant to Employee Options approved by the Board;
(ii) securities issued or issuable in connection with acquisition transactions approved by the Board; or (iii) capital stock issued or issuable in connection with any conversion of preferred stock, or any stock split, split-up, stock dividend or other distribution on, or a combination or a recapitalization affecting shares of Common Stock or preferred stock.

         2.3 PROCEDURE. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New

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                                     - 6 -


Securities and the price and terms upon which the Company proposes to issue the same (the "COMPANY NOTICE"). Each Investor shall have fifteen (15) business days from the date of receipt of any such notice (the "OFFER PERIOD") to agree to purchase up to its Pro Rata Share (including and, at such Investor's option, its Pro Rata Share of any unpurchased New Securities allocable to any other person or entity who holds preemptive rights) of such New Securities for the price and upon the terms specified in the Company Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (the "EXERCISE NOTICE"). To the extent that any Investor subscribes for the unpurchased New Securities allocable to any other person or entity who holds preemptive rights, and the aggregate amount so subscribed for exceeds the total amount of New Securities so offered, such over-subscription amounts shall be allocated among such Investor and any other subscribing person or entity who holds preemptive rights based upon their respective shares of the Company's capital stock. The purchase by any Investor of any New Securities shall be subject in all cases to the preparation, execution and delivery by the Company and such Investor of a purchase agreement relating to the New Securities reasonably satisfactory in form and substance to the Investor and the Company.

         2.4 ISSUANCE OF NEW SECURITIES. In the event the Investors fail to exercise their rights with respect to such New Securities within the fifteen
(15) business day period specified in Section 2.3, the Company shall have one hundred thirty-five (135) days after the expiration of the Offer Period, to sell or enter into an agreement to sell the New Securities not elected to be purchased by the Investors at the price and upon terms no more favorable to the purchasers of such securities than specified in the Company Notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities as set forth above within said one hundred thirty-five (135) day period (or sold and issued New Securities in accordance with the foregoing agreement within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without again first offering such securities to each Investor in accordance with this Article 2.

                                   ARTICLE III

                   TRANSFER OF SHARES AND REGISTRATION RIGHTS

         3.1 RESTRICTIVE LEGEND. Each certificate representing shares of Common Stock held by the Principal Stockholders shall, except as otherwise provided in this Section 3.1 or in Section 3.2, be stamped or otherwise imprinted with a legend substantially in the following form:

         THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS SUCH TRANSFER COMPLIES WITH THAT CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF DECEMBER 31, 2001, BY AND AMONG BIZNESSONLINE.COM, INC. AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF BIZNESSONLINE.COM, INC. SUCH INVESTOR RIGHTS AGREEMENT COVERS MATTERS RELATING TO THE VOTING AND TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

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         A certificate shall not bear such legend if, in the opinion of counsel reasonably satisfactory in substance to the Company, the securities being sold thereby may be publicly sold without registration under the Securities Act and applicable state securities laws.

         3.2 NOTICE OF PROPOSED TRANSFER. Subject to the terms and conditions of this Agreement, prior to any proposed Transfer of any Preferred Stock, Warrants or Warrant Shares (other than under the circumstances described in Sections 3.3, 3.4 or 3.5), each Investor (and any subsequent holder of the Preferred Stock, Warrants or Warrant Shares) shall give written notice to the Company of its intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory in substance to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act and applicable state securities laws, whereupon the holder of such Preferred Stock, Warrants or Warrant Shares shall be entitled to Transfer such Preferred Stock, Warrants or Warrant Shares in accordance with the terms of its notice; PROVIDED, HOWEVER, that no such opinion of counsel or notice to the Company prior to Transferring shares of Preferred Stock, Warrants or Warrant Shares shall be required for: (i) a Transfer to one or more members or limited partners of the Transferor (in the case of a Transferor that is a limited liability company or limited partnership, respectively); (ii) a Transfer to an Affiliate of the Transferor (in the case of a Transferor that is a corporation), or as a pledge by MCG to lenders from which MCG borrows funds in the ordinary course of business; (iii) a Transfer to a Transferor's spouse, parent, child or grandchild; or (iv) a Transfer to a trust (or business entity such as a family limited partnership) under which a Transferor, or such Transferor's spouse, parent, child or grandchild, is a beneficiary, and under which there are no beneficiaries other than such Transferor or such family members (in all such cases, a "PERMITTED TRANSFEREE"); PROVIDED, FURTHER, HOWEVER, that each Investor shall promptly provide written notice to the Company after it has effected such Transfer to a Permitted Transferee.

         3.3 DEMAND REGISTRATION.

                  (a) At any time, and from time to time, beginning 90 days after the date hereof, the Requesting Holders may require the Company to register under the Securities Act all or any portion of the shares of Restricted Stock held by such Requesting Holders for sale in the manner specified in such notice. Following receipt of any notice under this Section 3.3(a), the Company shall immediately notify all holders of Common Stock issued or issuable upon exercise of the Warrants from whom notice has not been received and such holders shall then be entitled within thirty (30) days thereafter to request the Company to include in the requested registration all or any portion of their shares of Restricted Stock. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in this Section 3.3(a), the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the giving of notice by the Company). The Company shall not be obligated to effect more than five (5) registrations pursuant to this Section 3.3.

                  (b) The term "Restricted Stock" shall mean the shares of Preferred Stock and the shares of Common Stock issued or issuable to holders of Warrants upon exercise of Warrants; PROVIDED, HOWEVER, that, in any underwritten public offering contemplated by this

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Section 3.3 or Sections 3.4 and 3.5, the holders of Warrants shall be entitled to sell such Warrants to the underwriters for exercise and sale of the shares of Common Stock issued upon exercise thereof. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 3.3 within 180 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Restricted Stock shall have been entitled to sell all Common Stock they requested to sell pursuant to Sections 3.4 or 3.5.

                  (c) The Company shall be entitled to include in any registration statement referred to in this Section 3.3, for sale in accordance with the method of disposition specified by the Requesting Holders, shares of Common Stock to be sold by the Company for its own account or such other holders for their own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Restricted Stock to be sold by the Requesting Holders. Except for registration statements on Form S-4 or Form S-8 (or any successor to either form) the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from Requesting Holders pursuant to this
Section 3.3 until a period of 90 days after the effectiveness of the registration statement relating to the registration contemplated thereby (or, if earlier, the completion of the period of distribution of the registration contemplated thereby) or the earlier termination or withdrawal of such offering.

                  (d) If, in the opinion of the managing underwriter, if any, for any offering of shares of Common Stock pursuant to this Section 3.3, the inclusion of all of the Restricted Stock requested to be registered under
Section 3.3(a) would adversely affect the marketing of such shares, after any shares to be sold by the Company or other holders of Common Stock or Restricted Stock have been excluded, shares to be sold by the Requesting Holders of Restricted Stock requested to be registered under Section 3.3(a) shall be excluded in such manner that the shares to be sold shall be allocated among the Requesting Holders pro rata based on their ownership of Restricted Stock.

         3.4 PIGGYBACK REGISTRATION. If the Company at any time (other than pursuant to Section 3.3 or Section 3.5) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time the Company will give written notice to all holders of outstanding Restricted Stock of its intention to do so. Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Stock so registered ("PIGGYBACK HOLDERS"). In the event that any registration pursuant to this
Section 3.4 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock

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to be included in such an underwriting, if any, may be reduced (pro rata among the Piggyback Holders based upon the number of shares of Restricted Stock held by such Piggyback Holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; PROVIDED, HOWEVER, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or Piggyback Holders of Restricted Stock; PROVIDED, HOWEVER, that the number of shares of Restricted Stock shall not be reduced below 30% (determined by the aggregate price to the public) of the securities to be covered by the registration statement proposed to be filed by the Company. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 3.4 without thereby incurring any liability to the holders of Restricted Stock.

         3.5 REGISTRATION ON FORM S-3.

                  (a) If at any time (i) any Requesting Holders request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Restricted Stock held by such Requesting Holder or Holders, the reasonably anticipated aggregate price to the public of which would exceed $[1,000,000], and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice. Whenever the Company is required by
Section 3.3 and this Section 3.5 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of
Section 3.3 shall apply to such registration with respect to all of the holders of Restricted Stock (including, but not limited to, the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering).

                  (b) Notwithstanding anything to the contrary set forth in this Agreement, the Company's obligation under this Agreement to register Restricted Stock under the Securities Act on registration statements ("REGISTRATION STATEMENTS") may be suspended in the event and during such period as unforeseen circumstances exist (such unforeseen circumstances being hereinafter referred to as a "SUSPENSION EVENT") which, in the opinion of the Board of Directors of the Company, would make it impractical or unadvisable for the Company to file the Registration Statements or such other filings or to cause such to become effective; PROVIDED, HOWEVER, the Company's obligation under this Agreement to register Restricted Stock on Registration Statements may not be suspended pursuant to this Section 3.5(b) more than once in a calendar year. Such suspension shall continue only for so long as such event is continuing but in no event for a period longer than ninety (90) days. The Company shall notify the holders of Restricted Stock of the existence and nature of any Suspension Event.

         3.6 REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Sections 3.3, 3.4 or 3.5 to use its best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

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                                     - 10 -


                  (a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 3.3, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the seller's intended method of disposition set forth in such registration statement for such period;

                  (c) furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

                  (d) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; PROVIDED, HOWEVER, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                  (e) use its best efforts to list the Restricted Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

                  (f) immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Restricted Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

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                                     - 11 -


                  (g) if the offering is underwritten and at the request of any seller of Restricted Stock, use its best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, to such effect as reasonably may be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

                  (h) make available for inspection by each seller of Restricted Stock, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                  (i) cooperate with the selling holders of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two (2) business days prior to any sale of Restricted Stock; and

                  (j) permit any holder of Restricted Stock which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

                  For purposes of Sections 3.6(a) and 3.6(b) and of Section 3.3(a), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 180 days after the effective date of the registration statement therefor.

                  In connection with each registration hereunder, the sellers of Restricted Stock will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws and to make the registration statement correct, accurate and complete in all respects with respect to such sellers; PROVIDED, HOWEVER, that this requirement shall not be deemed to limit any disclosure obligation arising out of any seller's relationship to the Company if one of such seller's agents or affiliates is an officer, director or control person of the Company. In addition, the sellers shall, if requested by the Company, execute such other agreements, which are reasonably satisfactory to them and which shall contain such provisions as may be customary and reasonable in order to accomplish the registration of the Restricted Stock.

         In connection with each registration pursuant to Sections 3.3, 3.4 or
3.5 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

         3.7 EXPENSES. The Company will pay all Registration Expenses in connection with the preparation and filing of each registration statement under Sections 3.3, 3.4 and 3.5. All Selling Expenses in connection with each registration statement under Sections 3.3, 3.4 or 3.5 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

         3.8 INDEMNIFICATION.

                  (a) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 3.3, 3.4 or 3.5, the Company will indemnify and hold harmless each holder of Restricted Stock, its officers and directors, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 3.3, 3.4 or 3.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Restricted Stock under the securities laws thereof (any such application, document or information herein called a "Blue Sky Application"), (iii) the omission or alleged omission to state therein a material fact required to be stated in any document referenced in clause (i) or (ii) or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Restricted Stock in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the seller's behalf; PROVIDED, THAT, in such instance the Company shall not be so liable if it has undertaken its best efforts to so register or qualify the Restricted Stock and it has advised each seller of all jurisdictions in which the Restricted Stock has not been so registered or qualified, and will reimburse each such holder, and such officer and director, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action (as such expense is incurred); PROVIDED, HOWEVER, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller or any such controlling person in writing specifically for use in such registration statement or prospectus.

                  (b) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 3.3, 3.4 or 3.5, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other holder of Restricted Stock, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 3.3, 3.4 or 3.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action (as such expense is incurred); PROVIDED, HOWEVER, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and PROVIDED, FURTHER, HOWEVER, that the liability of each seller hereunder shall not in any event exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

                  (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party other than under this
Section 3.8
and shall only relieve the indemnifying party from any liability which it may have to such indemnified party under this Section 3.8 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; PROVIDED, HOWEVER, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

                  (d) If the indemnification provided for in this paragraph 3.8 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph 3.8(a), (b), and (c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; PROVIDED that the total amount to be contributed by the seller of Restricted Stock shall be limited to the net proceeds received by such seller of the Restricted Stock in the offering.

                  (e) The indemnities provided in this paragraph 3.8 shall survive the transfer of any Restricted Stock by such holder.

         3.9 CHANGES IN COMMON STOCK OR PREFERRED STOCK. If, and as often as, there is any change in the Common Stock, Preferred Stock or Warrants by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock, Preferred Stock or Warrants as so changed.

         3.10 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                  (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and

                  (c) furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

         3.11 HOLDERS ENTITLED TO EQUIVALENT RIGHTS. Unless waived by fifty-five percent (55%) of the Investors, if the Company has otherwise granted or hereafter grants to any Person any other or additional registration rights with respect to any securities of the Company (or similar registration rights with any more favorable or less restrictive terms), then the Company shall promptly notify the Investors, and such registration rights (or the more favorable or less restrictive terms thereof) shall be deemed automatically to be incorporated into this Agreement (without the necessity of any other action by the parties hereto) as additional registration rights that the Investors are entitled to exercise.

                                   ARTICLE IV

                                TAG-ALONG RIGHTS

         4.1A GENERAL. Each Principal Stockholder shall be permitted to Transfer Common Stock (or any interest therein) to any other person (a "THIRD PARTY") only if such Transfer is made in accordance with Section 4.1 and Section 5.1, except for Transfers to Permitted Transferees or for Transfers from a Principal Stockholder to another Principal Stockholder or such Principal Stockholder's Permitted Transferees, which shall not be subject to Section 4.1 and Section 5.1.

         4.1 TAG-ALONG RIGHTS

                  (a) Shares of capital stock sought to be Transferred pursuant to this Section 4.1 are hereinafter referred to as "CO-SALE SHARES."

                  (b) The Principal Stockholder ("SELLER") seeking to effect a Transfer of Co-Sale Shares to a Third Party shall deliver a written notice (the "NOTICE OF TRANSFER") to the

Company prior to making any such Transfer of Co-Sale Shares. The Notice of Transfer will contain a copy of the definitive documentation pursuant to which the Co-Sale Shares will be Transferred and will state the following: (i) the Seller's bona fide intention to Transfer the Co-Sale Shares; (ii) the name and address of the prospective Transferee (the "PURCHASE OFFEROR"); (iii) the number of Co-Sale Shares to be Transferred and the consideration to be paid therefor;
(iv) the expected closing date of the transaction; and (v) confirmation that the Purchase Offeror has been informed of the provisions of this Section 4.1 and has agreed to purchase any and all shares of Restricted Stock proposed to be sold pursuant to the terms of this Section 4.1, but no more than the number of shares of Common Stock than the Purchase Offeror had originally offered to purchase. The Company shall promptly, and in any event within five (5) days after receipt of such Notice of Transfer and the related Sale Agreement (as defined below), if any, deliver a copy of such Notice of Transfer and the related Sale Agreement to each Investor.

                  (c) Any Investor may elect to participate in the Transfer contemplated by paragraph (b) above by delivering a written notice (an "ELECTION NOTICE") to the Seller and the Company within ten (10) days after receipt by such Investor of such Notice of Transfer, and each such Investor (each a "CO-SELLER") may elect to Transfer in such contemplated Transfer up to that number of shares of Restricted Stock, as the case may be (referred to herein as "TAG-ALONG SHARES"), that represents on a Fully-Diluted Basis the number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock represented by the Co-Sale Shares proposed to be sold by the Seller multiplied by (b) a fraction, the numerator of which is the total number of shares of Common Stock issued and/or issuable to such Co-Seller on a Fully-Diluted Basis and the denominator of which is the total number of shares of Common Stock issued and/or issuable to the Seller and to all Co-Sellers on a Fully-Diluted Basis. If any Investor fails to deliver an Election Notice by the end of the tenth (10th) day after receipt of a Notice of Transfer, such Investor shall be deemed to have elected not to participate in the Transfer covered by such Election Notice.

                  (d) Each Co-Seller participating in a Transfer shall deliver to the Purchase Offeror at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for Transfer, which represent the number of Tag-Along Shares which the Co-Seller elects to Transfer pursuant to this Section 4.1. Such certificates shall be transferred by the Seller to the Purchase Offeror simultaneously with the consummation of the Transfer of the Co-Sale Shares pursuant to the terms and conditions specified in the Notice of Transfer against receipt by the Co-Sellers of the proceeds of the Transfer of their respective Tag-Along Shares. If there is to be an agreement of sale or similar instrument with respect to the proposed Transfer (a "SALE AGREEMENT"), the Seller will furnish a copy of the Sale Agreement in its then current form to the Company with the Notice of Transfer. As promptly as practicable after receipt of an Election Notice, if the Sale Agreement has not previously been executed, the Seller shall furnish the Co-Sellers with successive drafts of the Sale Agreement, if any, as available. As a condition to making an Election Notice and being eligible to participate in a Transfer, each Co-Seller shall be required solely to represent and warrant to the Purchase Offeror with respect to the Tag-Along Shares being disposed of by such Co-Seller that the Transferee of the Tag-Along Shares (or interests therein) is receiving good and marketable title to such Tag-Along Shares (or interests therein), free and clear of all pledges, security interests, liens, charges or encumbrances created by such Co-Seller, and shall not be liable for any other claims which may arise with respect to the Tag-Along Shares. To the extent that any prospective Transferee or Transferees prohibit assignment and delegation of such Sale Agreement or otherwise refuse to purchase any Tag-Along Shares from a Co-Seller, the Seller shall not sell to such prospective Transferee or Transferees any interest in the Company unless and until, simultaneously with such sale, the Seller shall purchase from such Co-Seller the Tag-Along Shares such Co-Seller would otherwise have been able to sell hereunder for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice of Transfer. The purchase price for each Investor for such Investor's Tag-Along Shares shall be such Investor's pro rata percentage of the "aggregate consideration" to be received by all Co-Sellers and the Seller in connection with the transaction (including any related agreements that result in personal gain, payments or compensation to any director, officer or equityholder of Company). To the extent that all or any portion of the aggregate consideration so received is not cash, and the Company and the Co-Sellers cannot agree on the value of the non-cash portion of the aggregate consideration, then such determination shall be made by an Independent Appraiser. Such Independent Appraiser shall be selected by the Investors and approved by the Company (which approval may not be unreasonably withheld, delayed or conditioned). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that, such valuation methods shall not give effect to (1) any discount for lack of liquidity or non-controlling status of any such security or other property, or (2) the fact that such equity securities may not be registered under the Securities Act. The fees and expenses associated with the Independent Appraiser shall be paid by the Company. To the extent that any consideration for such transaction is payable by such Purchase Offeror in cash, in publicly traded and readily marketable securities (with reasonable liquidity and no restrictions on transfer) or evidence of indebtedness from an obligor who (in the commercially reasonable opinion of the Co-Sellers) is highly creditworthy, then the purchase price payable to the Co-Sellers in such transaction shall be made in the same form of consideration; otherwise, the purchase price (or the remaining balance thereof) payable to the Co-Sellers shall be made in cash, by wire transfer of immediately available funds, unless such Co-Seller elects to receive to receive the purchase price in the same form of consideration as is to be received by the Seller.

                  (e) The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Co-Sale Shares made by a Seller shall not adversely affect their rights to participate in subsequent Transfers of Co-Sale Shares by Investors which meet the conditions specified in this Section 4.1.

                  (f) Any Transfer made pursuant to this Section 4.1 shall be consummated on the terms set forth in the Notice of Transfer. The Company shall use reasonable efforts to aid such closing, including, but not limited to, exchanging a Co-Seller's certificates for new certificates in requested denominations.

                                    ARTICLE V

                             RIGHT OF FIRST REFUSAL

         5.1 RIGHT OF REFUSAL.

                  (a) INVESTOR RIGHT OF FIRST REFUSAL. Except with respect to Exempt ROFR Transfers (as defined in Section 5.1(g) below), before shares of Common Stock held by a Principal Stockholder or Permitted Transferee of a Principal Stockholder, who proposes to Transfer shares of Common Stock in any manner to a Third Party (a "PRINCIPAL SELLING PARTY") may be Transferred, the Principal Selling Party must afford the Investors the concurrent right to purchase such shares of Common Stock on the terms and conditions set forth in this Section 5.1 (the "RIGHT OF FIRST REFUSAL"). If more than one Investor elects to exercise the Right of First Refusal, all Investors participating shall purchase all or any portion of the shares of Common Stock on a pro rata basis based upon the number of shares of Common Stock held and issuable upon conversion of the Preferred Stock. In the event that the Investors do not elect to purchase all of the shares of Common Stock of the Principal Selling Party (such shortfall, a "STOCKHOLDER SHORTFALL"), the Principal Stockholders shall have a Right of First Refusal to purchase all or any portion of the Stockholder Shortfall on a pro rata basis among the Principal Stockholders electing to purchase all or any portion of the Stockholder Shortfall. In the event that the Principal Stockholders do not elect to purchase all of the Stockholder Shortfall (such shortfall, an "INVESTOR SHORTFALL"), the Company shall have the right to purchase all or any portion of the Investor Shortfall.

                  (b) TRANSFER NOTICE. In connection with the sale of Common Stock in connection with which the Investors, the Principal Stockholders and the Company are entitled to the Right of First Refusal, the Principal Selling Party shall give the Company, each Investor and each Principal Stockholder prior written notice of its intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) a description of the Common Stock to be transferred ("OFFERED SECURITIES"), (ii) the identity of the prospective transferee(s) (the "PROPOSED TRANSFEREE"), (iii) the consideration (the "OFFERED PRICE") and the material terms and conditions upon which the proposed Transfer is to be made and (iv) an offer to either the Principal Stockholder, Investors and the Company to purchase the shares of Common Stock as set forth in this
Section 5.1, at the Offered Price. The Transfer Notice shall certify that the Principal Selling Party has received a bona fide offer from the prospective Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

                  (c) EXERCISE OF RIGHT OF FIRST REFUSAL. Within thirty (30) days after receipt of the Transfer Notice (the "NOTICE PERIOD"), the Investors, the Principal Stockholders and the Company may, by giving written notice to the Selling Party or Principal Selling Party, commit to purchase all or any portion of the Offered Securities, at the same price and subject to the same material terms and conditions as described in the Transfer Notice (the "PURCHASE OPTION"), pursuant to the provisions of this Section 5.1 (which purchase must then be consummated within 30 calendar days after such commitment).

                  (d) PURCHASE PRICE. The purchase price ("PURCHASE PRICE") for the Offered Securities purchased by the Investors, the Principal Stockholders and the Company under Section 5.1 shall be the Offered Price and shall be payable in cash. If the Offered Price includes consideration other than cash and the parties cannot agree to its value, the cash equivalent value of the non-cash consideration shall be determined in accordance with Section 5.1.

                  (e) VALUATION OF PROPERTY. Should the purchase price specified in the Transfer Notice be payable in property other than cash, the Persons who have elected to purchase the Offered Securities pursuant to this Section 5.1 (the "PURCHASING HOLDERS" for purposes of this Section 5.1) shall pay the purchase price in the form of cash equal in amount to the fair market value of the Offered Securities. To the extent the parties cannot agree on the valuation of the property other than cash, then such determination shall be made by an Independent Appraiser. Such Independent Appraiser shall be selected by the Principal Selling Party and approved by the participating Investors, Company, or Principal Stockholders (as applicable) (which approval may not be unreasonably withheld, delayed or conditioned). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that, such valuation methods shall not give effect to (1) any discount for lack of liquidity or non-controlling status of any such security or other property, or (2) the fact that such equity securities may not be registered under the Securities Act. The fees and expenses associated with the Independent Appraiser shall be paid one-half by the participating Investors, the Company or the Principal Stockholders (as applicable), and one-half by the Principal Selling Party. If the time for the closing of the Purchasing Holders' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

                  (f) PRINCIPAL SELLING PARTY'S RIGHT TO TRANSFER. If all or some of the Offered Shares proposed in the Transfer Notice to be transferred to a given Proposed Transferee are not purchased by the Investors, the Company or the Principal Stockholders as provided in Section 5.1 (such shortfall, the "REMAINING SHARES"), then the Principal Selling Party may sell or otherwise Transfer the Remaining Shares to that Proposed Transferee at the Offered Price or at a higher price; provided that, such Transfer is consummated within one hundred eighty (180) days after the date of the Transfer Notice; and provided further that any such Transfer is effected in accordance with any applicable securities laws and Section 3.2 hereof, and the Proposed Transferee agrees in writing that the provisions of this Section 5.1 shall continue to apply to the Remaining Shares in the hands of such Proposed Transferee. If the Remaining Shares are not Transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Investors, the Company and the Principal Stockholders, and the Investors, the Company and the Principal Stockholders shall again be offered the Right of First Refusal before any shares held by the Selling Party or Principal Selling Party may be sold or otherwise Transferred.

                  (g) EXEMPT ROFR TRANSFERS. For purposes of this Section 5.1, the term "EXEMPT ROFR TRANSFERS" means any Transfer by a Person to a Permitted Transferee of such Person.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

         6.1 COMPOSITION OF BOARD OF DIRECTORS. The Board of Directors of the Company (the "Board") shall consist of up to six (6) members. All Investors and Principal Stockholders shall comply with the provisions of this Article VI to ensure that the designee of the holders of the Preferred Stock (the "Preferred Designee"), is elected to (or removed from) the Board of Directors in accordance with the directives of the holders of the Preferred Stock in accordance with the Certificate of Designation; PROVIDED, HOWEVER, that the Investors will not exercise their right to vote, to the extent, at any time, such vote will result in a majority of the members of the Board of Directors having been elected by the Investors. At all times the Company shall reserve a sufficient number of seats on the Board of Directors to permit the election of the Preferred Designee.

         6.2 COMMITTEES. For so long as the Preferred Designee serves on the Board of Directors of the Company, the Company, the Principal Stockholders and each Investor agrees to vote all of its shares of Common Stock or Preferred Stock, as applicable, and to take all lawful action as shall be reasonably required in order to facilitate the election of such Preferred Designee to any and all committees of the Board of Directors.

         6.3 DIRECTOR INDEMNIFICATION. For so long as the Preferred Designee serves on the Board of Directors of the Company, the Company, the Principal Stockholders and the Investors hereby agree to:

                  (a) provide in the Articles of Incorporation of the Company, as amended, and its Bylaws for indemnification and reimbursement of expenses of directors and officers to the fullest extent permitted under the general corporation law of the State of Delaware; and

                  (b) purchase and maintain director's and officer's insurance in an amount of at least $10,000,000 on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         7.2 WAIVERS AND FURTHER AGREEMENTS. Except as otherwise expressly provided herein, none of the provisions of this Agreement may be waived, except by the written agreement of each of the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         7.3 AMENDMENTS. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

         7.4 SEVERABILITY. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

         7.5 GOVERNING LAW. THE LAWS OF THE COMMONWEALTH OF VIRGINIA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY (A) SUBMIT TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF VIRGINIA AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA FOR THE PURPOSE OF ANY LITIGATION RELATING TO THIS AGREEMENT AND (B) WAIVE ANY OBJECTION THAT IT AT ANY TIME MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND/OR TO ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         7.6 WAIVER OF JURY TRIAL. Each Investor, Principal Stockholder and the Company each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as a claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to any of the Transaction Agreements, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of any Purchaser or the Company.

         7.7 SPECIFIC PERFORMANCE. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder of the Company and the other parties hereto and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

         7.8 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or on
Schedule 1 hereto, or as subsequently modified by written notice, and:

                  (a)   if to the Company:

                        BiznessOnline.com, Inc.
                        1720 Route 34
                        P.O. Box 1347
                        Wall, New Jersey  07719
                        Attention:  Mark E. Munro, President
                        Facsimile:  (732) 280-6409

                        with a copy in all cases to:

                        Duffy & Sweeney, Ltd.
                        One Turks Head Place, Suite 1200
                        Providence, RI  02903
                        Attention:  Michael F. Sweeney, Esq.
                        Facsimile:  (401) 455-0701

                  (b)   if to MCG:

                        1100 Wilson Boulevard, Suite 800
                        Arlington, VA 22209
                        Attn: Investment Administration & Legal Affairs Division
                        Facsimile: (703) 247-7505

                        with a copy in all cases to:

                        William S. Dudzinsky, Jr.
                        Dow Lohnes & Albertson, PLLC
                        1200 New Hampshire Ave, NW
                        Suite 800
                        Washington, DC 20036
                        Facsimile (202) 776-2222

                  (c) To any other Investor or Principal Stockholder: The address reflected on the signature page to this Agreement or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other parties to this Agreement.

         7.9 ASSIGNMENT; BINDING EFFECT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, transferees of any Warrants, Warrant Shares or shares of the Preferred Stock or Common Stock subject to this Agreement), whether so expressed or not. Any transferee or assignee of the rights of the holders of Warrants, Restricted Stock or Common Stock under this Agreement shall, as a condition to such transfer or assignment, execute a writing agreeing to be bound by the provisions of this Agreement.

         7.10 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         The foregoing Investor Rights Agreement is hereby executed as of the date first above written.

                             BIZNESSONLINE.COM, INC.


                             By: /s/ Daniel J. Sullivan
                                 -----------------------------
                                 Name: Daniel J. Sullivan
                                 Title: Vice President


                             MCG CAPITAL CORPORATION

                             By: /s/ Steven F. Tunney
                                 -----------------------------
                                 Name: Steven F. Tunney
                                 Title: President and Chief
                                        Operating Officer


                             PRINCIPAL STOCKHOLDERS


                             By: /s/ Mark E. Munro
                                 -----------------------------
                                 Mark E. Munro


                             By: /s/ Susan Munro
                                 -----------------------------
                                 Susan Munro

                         SCHEDULE 1 - INVESTOR SCHEDULE

1.       MCG Capital Corporation

                       SCHEDULE 2 - PRINCIPAL STOCKHOLDERS

1.       Mark E. Munro

2.       Susan Munro